UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 27, 2016
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 27, 2016, Forbes Energy Services Ltd., or the Company, received notice from the Listing Qualifications Staff, or the Staff, of The NASDAQ Stock Market LLC, or Nasdaq, indicating that the Staff had determined to delist the Company’s securities from The Nasdaq Capital Market due to the Company’s continued non-compliance with the minimum bid price requirement as of September 26, 2016, unless the Company timely requests a hearing before the Nasdaq Hearings Panel, or the Panel. The Company plans to timely request a hearing before the Panel, which request will stay any delisting action by the Staff pending the Panel’s decision.

As previously disclosed in the Company’s Current Report on Form 8-K filed on April 1, 2016, on March 29, 2016, the Staff notified the Company that its application to transfer its common stock from the Nasdaq Global Market to the Nasdaq Capital Market had been approved and that the Company met all the applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement. The Company received an additional 180 calendar-day compliance period, or until September 26, 2016, to regain compliance with the minimum bid price requirement.

At the hearing, the Company intends to present its plan to address compliance with the minimum bid price requirement and to request the continued listing of its securities on The Nasdaq Capital Market, pursuant to an extension if necessary. There can be no assurance that the Panel will determine to continue the Company’s listing or that the Company will be able to adequately address compliance with the applicable listing criteria within the period of time that may be granted by the Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: September 30, 2016	By: /s/ L. Melvin Cooper L. Melvin Cooper
Senior Vice President and Chief Financial Officer